Exhibit 99.1

FOR IMMEDIATE RELEASE	February 26, 2026

Teleflex Reports 2025 Financial Results and Full Year 2026 Outlook
Announces Restructuring to Right-Size and Reduce Cost Structure Related to Announced Strategic Divestitures

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the year ended December 31, 2025.

Full year 2025 continuing operations financial summary1
•GAAP revenue from continuing operations of $1,992.7 million, up 17.2% compared to the prior year period1

◦Adjusted revenue from continuing operations of $1,983.7 million, up 16.3% compared to the prior year period, and up 15.4% on an adjusted constant currency basis2

•GAAP diluted EPS from continuing operations of $1.31, compared to $1.21 in the prior year period

•Adjusted diluted EPS from continuing operations of $6.98, compared to $6.42 in the prior year period

2026 continuing operations guidance summary1

•GAAP revenue growth guidance range of 14.40% to 15.40%

•Pro forma adjusted constant currency revenue growth guidance range of 4.50% to 5.50%3

•GAAP EPS from continuing operations guidance range to $2.90 to $3.20

•Adjusted diluted EPS from continuing operations guidance range to $6.25 to $6.55

◦Includes full year impact of stranded costs estimated to be $90 million
◦Excludes expected benefits from transition services (“TS”) and manufacturing services (“MS”) agreements that come into effect upon closing of Strategic Divestitures, which we anticipate will fully offset stranded costs on an annualized basis
◦Excludes impact of repurchases under previously announced $1 billion share repurchase program and expected debt paydown of ~$800 million upon closing of Strategic Divestitures

"Teleflex is in the midst of a transformation that optimizes our portfolio, creates a more focused medical technologies leader and positions our company for meaningful value creation opportunities going forward," said Stuart Randle, Teleflex's Interim President and Chief Executive Officer. "It is energizing to see how focused and committed our team has been to delivering for customers, patients, and shareholders. We have introduced financial guidance for 2026, which calls for mid-single-digit pro forma adjusted constant currency revenue growth. Our 2026 adjusted EPS outlook includes the full impact of stranded costs and excludes benefits from TS and MS agreements, share repurchase under our current $1 billion share repurchase authorization and intended debt paydown from the estimated $1.8 billion in after-tax proceeds from the strategic divestitures.

We expect the TS and MS agreements to fully offset the $90 million in stranded costs on an annualized basis. Furthermore, we are already taking action on reducing expenses when the TS and MS agreements roll off in the future, and are announcing an initial restructuring plan to mitigate $48 million to $52 million of annual stranded costs resulting from the divestitures."

Mr. Randle continued, "We expect our two strategic divestitures to close in the second half of 2026 and remain committed to using the majority of the net proceeds from the transactions to return significant capital to shareholders through share repurchases, while also reducing debt to enhance our financial flexibility and support future growth and value creation. With a more streamlined portfolio and clear strategic priorities, we believe we will be well positioned to drive durable performance and long-term value for shareholders."

STRATEGIC DIVESTITURES RESTRUCTURING PLAN
In the first quarter of 2026, in connection with the Strategic Divestitures, our Board of Directors approved and we commenced a multi-year restructuring plan intended to align our global organizational structure and supply chain infrastructure amongst our remaining businesses. The right-sizing plan is designed to eliminate stranded costs, streamline global operations, and improve our long-term cost structure, primarily through workforce reductions and capital assets rationalization. These actions, some of which we expect to occur upon exit of the transition services agreements and other arrangements negotiated in connection with the Strategic Divestitures, are expected to be substantially completed by mid-2028.

We expect to achieve annual pre-tax savings of $48 million to $52 million in connection with the restructuring plan once it is fully implemented, and we expect to begin realizing a portion of these plan-related savings in 2026.

SECOND HALF 2025 CONTINUING OPERATIONS FINANCIAL SUMMARY1
GAAP revenue growth of 30.8% compared to the prior period

Pro forma adjusted constant currency revenue growth of 4.7% compared to the prior year period, reflecting the period during 2025 in which Teleflex owned the Vascular Intervention business3

(1) Continuing operations excludes the Acute Care, Interventional Urology, and OEM businesses that were classified as discontinued operations during the fourth quarter of 2025 as a result of our entry into agreements to divest those businesses, which we refer to as the “Strategic Divestitures".

(2) Adjusted revenue excludes the impact of adjustments in our reserves related to the Italian payback measure. Refer to Notes on Non-GAAP Financial Measures for detail on the Italian payback measure.

(3) Pro forma adjusted constant currency revenue growth includes revenue generated by the acquired Vascular Intervention business in the prior year period, and excludes (a) revenue generated by products previously included within continuing operations that were discontinued at the end of 2025 due to a strategic realignment, (b) the Italian payback measure and (c) the impact of foreign exchange.

Restated historical results reflecting the Acute Care, Interventional Urology, and OEM businesses as discontinued operations for 2025 can be found in the appendix of our slides that accompany our year-end 2025 earnings conference call.

PRO FORMA ADJUSTED REVENUE BY GLOBAL PRODUCT CATEGORY
The following table provides information regarding pro forma adjusted revenues in each of the Company's global product categories in continuing operations in addition to pro forma adjusted constant currency revenues and revenue growth for specified periods in 2025.

	FY 2025	Q4 2025	Q3 2025	Q2 2025	Q1 2025
Vascular	917.7	240.2	232.5	225.9	219.1
Interventional	647.8	217.9	215.9	113.8	100.2
Surgical	418.2	110.9	109.5	102.8	95.0
Other	9.0	—	9.0	—	—
GAAP revenue	1,992.7	569.0	566.9	442.5	414.3
Interventional - Vascular Intervention	199.0	—	—	103.8	95.2
Interventional - Discontinued Products	(12.3)	(1.3)	(5.0)	(3.4)	(2.6)
Surgical - Discontinued Products	(2.0)	(0.4)	(0.6)	(0.5)	(0.5)
Other - Italian payback measure	(9.0)	—	(9.0)	—	—
Pro forma adjusted revenue	$2,168.3	$567.3	$552.2	$542.4	$506.4
Vascular	917.7	240.2	232.5	225.9	219.1
Interventional	834.5	216.6	210.9	214.2	192.8
Surgical	416.1	110.5	108.8	102.3	94.5
Other	—	—	—	—	—

	Pro Forma Adjusted Constant Currency Revenue Growth
	2H 2025	Q4 2025	Q3 2025
Vascular	2.4%	3.4%	1.4%
Interventional	8.1%	8.2%	8.0%
Surgical	3.2%	(0.7)%	7.5%
Pro forma adjusted revenue	4.7%	4.3%	5.0%

Reconciliation of Revenues (Dollars in millions)

Year Ended
December 31, 2025
GAAP revenue including discontinued operations	$3,297.0
Discontinued operations	(1,304.3)
Continuing operations	1,992.7
Italian payback measure adjustment	(9.0)
Adjusted revenues from continuing operations	$1,983.7

OTHER CONTINUING OPERATIONS FINANCIAL HIGHLIGHTS
•Depreciation expense, amortization of intangible assets and deferred financing charges for the year ended December 31, 2025 totaled $182.4 million compared to $164.9 million for the prior year period.
•Total cash, cash equivalents and restricted cash equivalents at December 31, 2025 were $402.7 million compared to $285.3 million at December 31, 2024.
•Net accounts receivable at December 31, 2025 were $345.6 million compared to $226.7 million at December 31, 2024.
•Inventories at December 31, 2025 were $404.4 million compared to $306.8 million at December 31, 2024.

2026 CONTINUING OPERATIONS OUTLOOK
On a GAAP basis, the Company expects full year 2026 revenue growth from continuing operations of 14.40%% to 15.40%%, including our estimate of an approximately 0.70% positive impact of foreign exchange rate fluctuations. On a pro forma adjusted constant currency basis, the Company expects full year 2026 revenue growth from continuing operations of 4.50% to 5.50%.

Forecasted 2026 Pro Forma Adjusted Constant Currency Revenue Growth From Continuing Operations Reconciliation

	2025	2026 Guidance
		Low	High
GAAP revenue	$1,992.7	$2,280	$2,300
% growth		14.4%	15.4%
Vascular Intervention pro forma adjustment	$199.0	—	—
Discontinued product adjustment	$(14.3)	—	—
Italian payback measure adjustment	$(9.0)	—	—
Pro forma adjusted revenue	$2,168.4	$2,280	$2,300
% growth		5.1%	6.1%
Base year adjustment (GAAP versus pro forma adjusted)		0.1%	0.1%
% growth		5.2%	6.2%
Estimated impact of foreign currency exchange rate fluctuations		(0.7)%	(0.7)%
% pro forma adjusted constant currency revenue growth		4.5%	5.5%

The Company expects full year 2026 GAAP diluted earnings per share from continuing operations outlook of $2.90 to $3.20. The Company expects full year 2026 adjusted diluted earnings per share from continuing operations of $6.25 to $6.55.

Forecasted 2026 Pro Forma Adjusted Constant Currency Revenue Percent Growth From Continuing Operations Reconciliation

	Low	High
Forecasted 2026 GAAP revenue growth	14.4%	15.4%
Vascular Intervention pro forma adjustment	10.0%	10.0%
Discontinued product adjustment	(0.7)%	(0.7)%
Italian payback measure adjustment	(0.5)%	(0.5)%
Base year adjustment (GAAP versus pro forma adjusted)	0.4%	0.4%
Estimated impact of foreign currency exchange rate fluctuations	0.7%	0.7%
Forecasted 2026 pro forma adjusted constant currency revenue growth	4.5%	5.5%

Forecasted 2026 Adjusted Diluted Earnings Per Share From Continuing Operations Reconciliation

	Low	High
Forecasted GAAP diluted earnings per share from continuing operations	$2.90	$3.20
Restructuring and optimization items, net of tax	$0.81	$0.81
Acquisition, integration and divestiture related items, net of tax	$0.76	$0.76
Other items, net of tax	$(0.65)	$(0.65)
ERP implementation, net of tax	$0.33	$0.33
MDR, net of tax	$0.03	$0.03
Intangible amortization expense, net of tax	$2.07	$2.07
Forecasted adjusted diluted earnings per share from continuing operations, net of tax	$6.25	$6.55

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION
A webcast of Teleflex's year-end 2025 investor conference call can be accessed live from a link on the Company's website at teleflex.com. The call will begin at 8:00 am ET on February 26, 2026.

An audio replay of the investor call will be available beginning at 11:00 am ET on February 26, 2026, either on the Teleflex website or by telephone. The call can be accessed by dialing 1 800 770 2030 (U.S. and Canada) or 1 609 800 9909(all other locations). The confirmation code is 69028.

ADDITIONAL NOTES
References in this release to the impact of foreign currency exchange rate fluctuations on adjusted diluted earnings per share include both the impact of translating foreign currencies into U.S. dollars and the impact of foreign currency exchange rate fluctuations on foreign currency denominated transactions.

In the discussion of segment results, "new products" refers to products for which we initiated commercial sales within the past 36 months and "existing products" refers to products we have sold commercially for more than 36 months.

Certain financial information is presented on a rounded basis, which may cause minor differences. Segment results and commentary exclude the impact of discontinued operations.

NOTES ON NON-GAAP FINANCIAL MEASURES
We report our financial results in accordance with accounting principles generally accepted in the United States, commonly referred to as “GAAP”. In this press release, we provide supplemental information, consisting of the following non-GAAP financial measures: adjusted revenue, adjusted constant currency revenue growth, pro forma adjusted revenues, pro form adjusted constant currency revenue growth, and adjusted diluted earnings per share. These non-GAAP measures are described in more detail below. Management uses these financial measures to assess Teleflex’s financial performance, make operating decisions, allocate financial resources, provide guidance on possible future results, and assist in its evaluation of period-to-period and peer comparisons. The non-GAAP measures may be useful to investors because they provide insight into management’s assessment of our business, and provide supplemental information pertinent to a comparison of period-to-period results of our ongoing operations. The non-GAAP financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Moreover, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Tables reconciling changes in historical adjusted constant currency net revenues and adjusted net revenues to historical GAAP net revenues and historical adjusted diluted earnings per share from continuing operations to historical GAAP diluted earnings per share from continuing operations are set forth below.

Adjusted revenue: This non-GAAP measure is based upon net revenues, adjusted to exclude the impact of adjustments in our reserves and the corresponding revenue impact related to the Italian payback measure. The Italian payback measure is a law that requires suppliers of medical devices to the Italian National Healthcare System to make payments to the Italian government if medical device expenditures in a given year exceed regional expenditure ceilings established for that year.

As a result of a ruling from the Italian courts, we recognized a decrease in our reserves during the year ended December 31, 2024, of which $13.8 million related to prior years when including discontinued operations and $6.2 million on a continuing operations basis.

In August 2025, the Italian Parliament enacted a modification to the previously enacted legislation that reduced the payment amounts due from the affected companies, including Teleflex, to approximately 25% of the amounts originally invoiced for the years 2015 through 2018. Payment of the reduced amount precludes the pursuit of further legal action related to the obligation to pay the amounts relating to such years. During the third quarter of 2025, we remitted payment to the related regions to settle the years 2015 through 2018. As a result of the modification in the legislation, along with an adjustment to our calculation of the reserves related to years 2019 through 2025, we recognized a $23.7 million decrease in our reserve (and corresponding increase to revenue for the three months and year ended December 31, 2025), of which $20.1 million pertains to prior periods when including discontinued operations and $9.0 million on a continuing operations basis.

The amounts do not represent normal adjustments to revenue and are nonrecurring in nature, making it difficult to contribute to a meaningful evaluation of our period over period operating performance. Accordingly, management has excluded the $9.0 million favorable adjustment recognized in the current period and the unfavorable adjustment of $6.2 million in the prior period.

Adjusted constant currency revenue growth: This non-GAAP measure is based upon net revenues, adjusted to exclude, depending on the period presented, the items described in Adjusted revenue and to eliminate the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. The impact of changes in foreign currency may vary significantly from period to period, and such changes generally are outside of the control of our management. We believe that this measure facilitates a comparison of our operating performance exclusive of currency exchange rate fluctuations that do not reflect our underlying performance or business trends.

Pro forma adjusted revenue: This non-GAAP measure is based upon net revenues, adjusted to (i) exclude, depending on the period presented, the impact of adjustments in our reserves and the corresponding revenue impact related to the Italian payback measure described in Adjusted revenue and approximately $14 million of products discontinued in the year ended December 31, 2025 due to a strategic realignment; and (ii) include revenues for the six months ended June 29, 2025 generated by the Vascular Intervention business we acquired from BIOTRONIK SE & Co. KG.

Pro forma adjusted constant currency revenue growth: This non-GAAP measure is based upon net revenues, adjusted to exclude, depending on the period presented, the items described in Pro forma adjusted revenue and to eliminate the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. The impact of changes in foreign currency may vary significantly from period to period, and such changes generally are outside of the control of our management. We believe that this measure facilitates a comparison of our operating performance exclusive of currency exchange rate fluctuations that do not reflect our underlying performance or business trends.

Adjusted diluted earnings per share: This non-GAAP measure is based upon diluted earnings per share from continuing operations, the most directly comparable GAAP measure, adjusted to exclude, depending on the period presented, the items described below. Management does not believe that any of the excluded items are indicative of our underlying core performance or business trends.

Restructuring and optimization charges - Restructuring and optimization charges include expenses associated with discrete initiatives designed to, among other things, consolidate or relocate manufacturing, administrative and other facilities, outsource distribution operations, improve operating efficiencies, integrate acquired businesses and optimize product portfolios through targeted optimization efforts. These changes include qualified restructuring costs (which may include employee termination, contract termination, facility closure, employee relocation, equipment relocation, outplacement), restructuring related (which may include accelerated depreciation expense related to facility closures, costs to transfer manufacturing operations between locations, and retention bonuses offered to certain employees as an incentive for them to remain with our company after completion of a restructuring program) and product line exit charges.

Impairment charges - Impairment charges, including those related to goodwill, and other assets occur if, due to events or changes in circumstances, we determine that the carrying value of an asset exceeds its fair value. Impairment charges do not directly affect our liquidity, but could have a material adverse effect on our reported financial results.

Acquisition, integration and divestiture related items - Acquisition and integration expenses are incremental charges, other than restructuring or restructuring related expenses, that are directly related to specific business or asset acquisition transactions. These charges may include, among other things, professional, consulting and other fees; systems integration costs; inventory step-up amortization (amortization, through cost of goods sold, of the increase in fair value of inventory resulting from a fair value calculation as of the acquisition date); fair value adjustments to contingent consideration liabilities; temporary financing costs directly associated with the transaction, such as bridge loan financing fees, ticking fees, and similar charges, and the impact of derivative instruments executed to hedge foreign currency exposure or other risks associated with the purchase price. Divestiture related activities involve specific business or asset sales. Depending primarily on the terms of a divestiture transaction, the carrying value of the divested business or assets on our financial statements and other costs we incur as a direct result of the divestiture transaction, we may recognize a gain or loss in connection with the divestiture related activities.

Separation costs - These are expenses related to the Strategic Divestitures, including activities to prepare the businesses for divestiture and maintain continuity through the separation process. These charges and costs do not represent normal and recurring operating expenses, will be inconsistent in amounts and frequency, and are not expected to recur after the transaction and related transition services agreements and other arrangements negotiated in connection with the Strategic Divestitures have been completed.

Italian payback measure - These adjustments represent the exclusion of adjustments in our reserves related to the Italian payback measure as described in Adjusted revenue.

Other - These are discrete items that occur sporadically and can affect period-to-period comparisons.

Pension termination and related charges - These adjustments represent charges associated with the planned termination of the Teleflex Incorporated Retirement Income Plan, a frozen U.S. defined benefit pension plan, and related direct incremental expenses including certain charges stemming from the liquidation of surplus plan assets. These charges and costs do not represent normal and recurring operating expenses, will be inconsistent in amounts and frequency, and are not expected to recur once the plan termination process has been completed. Accordingly, management has excluded these amounts to facilitate an evaluation of our current operating performance and a comparison to our past operating performance.

European medical device regulation - The European Union (“EU”) has adopted the EU Medical Device Regulation (“MDR”), which replaces the existing Medical Devices Directive (“MDD”) and imposes more stringent requirements for the marketing and sale of medical devices in the EU, including requirements affecting clinical evaluations, quality systems and post-market surveillance. The MDR requirements became effective in May 2021, although certain devices that previously satisfied MDD requirements can continue to be marketed in the EU until December 2027 for highest-risk devices and December 2028 for lower-risk devices, subject to certain limitations. Significantly, the MDR will require the re-registration of previously approved medical devices. As a result, Teleflex will incur expenditures in connection with the new registration of medical devices that previously had been registered under the MDD. Therefore, these expenditures are not considered to be ordinary course expenditures in connection with regulatory matters (in contrast, no adjustment has been made to exclude expenditures related to the registration of medical devices that were not registered previously under the MDD).

Intangible amortization expense - Certain intangible assets, including customer relationships, intellectual property, distribution rights, trade names and non-competition agreements, initially are recorded at historical cost and then amortized over their respective estimated useful lives. The amount of such amortization can vary from period to period as a result of, among other things, business or asset acquisitions or dispositions.

ERP implementation - These adjustments represent direct and incremental costs incurred in connection with our implementation of a new global enterprise resource planning ("ERP") solution and related IT transition costs. An implementation of this scale is a significant undertaking and will require substantial time and attention of management and key employees. The associated costs do not represent normal and recurring operating expenses and will be inconsistent in amounts and frequency making it difficult to contribute to a meaningful evaluation of our operating performance.

Tax adjustments - These adjustments represent the impact of the expiration of applicable statutes of limitations for prior year returns, the resolution of audits, the filing of amended returns with respect to prior tax years and/or tax law or certain other discrete changes affecting our deferred tax liability.

Reconciliation of Revenue Growth

	2H 2025				Q4 2025				Q3 2025
	Reported Revenue Growth	Currency Impact	Adjustment Impact	Pro Forma Adjusted Constant Currency Revenue Growth	Reported Revenue Growth	Currency Impact	Adjustment Impact	Pro Forma Adjusted Constant Currency Revenue Growth	Reported Revenue Growth	Currency Impact	Adjustment Impact	Pro Forma Adjusted Constant Currency Revenue Growth
Vascular	4.2%	(1.8)%	—%	2.4%	5.6%	(2.2)%	—%	3.4%	2.7%	(1.3)%	—%	1.4%
Interventional[1]	113.4	(2.8)	(102.5)	8.1	108.7	(3.4)	(97.1)	8.2	118.5	(2.2)	(108.3)	8.0
Surgical[2]	4.4	(1.5)	0.3	3.2	0.6	(1.7)	0.4	(0.7)	8.4	(1.1)	0.2	7.5
Total Continuing Operations[3]	30.8%	(2.0)%	24.1%	4.7%	28.7%	(2.4)%	22.0%	4.3%	33.0%	(1.5)%	26.5%	5.0%

Notes: (1) Adjustments are inclusive of Vascular Intervention pro forma and discontinued product adjustments for all periods presented
(2) Adjustments are inclusive of discontinued product adjustments for all periods presented
(3) Adjustments are inclusive of Vascular Intervention pro forma, Italian payback measure, and discontinued product adjustments for all periods presented

Reconciliation of Consolidated Statement of Income Items (Dollars in millions, except per share data)

Three Months Ended December 31, 2025
	Revenue	Gross margin	SG&A (1)	R&D (1)	Operating margin (2)	(Loss) Income before income taxes	Income tax expense	Effective income tax rate	Diluted (loss) earnings per share from continuing operations
GAAP Basis - Continuing Operations	$569.0	54.0%	39.1%	8.6%	2.4%	$(12.4)	$(8.9)	71.4%	$(0.08)
Adjustments
Restructuring and optimization charges (A)	—	0.7	—	—	4.3	24.3	3.9		0.46
Acquisition, integration and divestiture related items (B)	—	4.8	(1.9)	—	6.7	37.6	6.8		0.69
Separation costs	—	—	—	—	0.4	2.2	1.1		0.03
ERP implementation	—	—	(1.1)	—	1.1	6.3	1.2		0.12
MDR	—	—	—	(0.3)	0.2	1.4	—		0.03
Intangible amortization expense	—	3.3	(3.1)	—	6.4	36.7	4.8		0.72
Tax adjustments	—	—	—	—	—	—	1.7		(0.04)
Adjustments total	—	8.8	(6.1)	(0.3)	19.1	108.5	19.5		2.01
Adjusted basis	$569.0	62.8%	33.0%	8.3%	21.5%	$96.1	$10.6	11.1%	$1.93

Three Months Ended December 31, 2024
	Revenue	Gross margin	SG&A (1)	R&D (1)	Operating margin (2)	Income before income taxes	Income tax expense	Effective income tax rate	Diluted earnings per share from continuing operations
GAAP Basis - Continuing Operations	$442.0	60.8%	40.3%	6.6%	11.9%	$35.5	$(0.4)	(1.1)%	$0.77
Adjustments
Restructuring and optimization charges (A)	—	1.0	—	—	3.0	7.6	1.2		0.14
Impairment charges	—	—	—	—	—	5.7	—		0.12
Acquisition, integration and divestiture related items (B)	—	—	(2.3)	—	2.3	10.2	0.5		0.20
Other items (C)		—	(0.2)	—	0.2	1.0	0.2		0.02
ERP implementation	—	—	(0.8)	—	0.8	3.5	0.4		0.07
MDR	—	—	—	(0.1)	0.1	0.4	—		0.01
Pension termination costs		0.6	(0.7)	(0.2)	1.5	6.5	1.5		0.11
Intangible amortization expense	—	3.4	(2.7)	—	6.1	27.3	2.9		0.52
Tax adjustments	—	—	—	—	—	—	2.3		(0.05)
Adjustments total		5.0	(6.7)	(0.3)	14.0	62.2	9.0		1.14
Adjusted basis	$442.0	65.8%	33.6%	6.3%	25.9%	$97.7	$8.6	8.8%	$1.91

Year Ended December 31, 2025
	Revenue	Gross margin	SG&A (1)	R&D (1)	Operating margin (2)	Income before income taxes	Income tax expense	Effective income tax rate	Diluted (loss) earnings per share from continuing operations
GAAP Basis - Continuing Operations	$1,992.7	56.2%	36.1%	7.3%	5.9%	$24.6	$(34.0)	(138.4)%	$1.31
Adjustments
Restructuring and optimization charges (A)	—	0.9	—	—	2.1	42.6	6.9		0.81
Impairment charges	—	—	—	—	5.5	108.1	24.7		1.86
Acquisition, integration and divestiture related items (B)	—	3.5	1.5	—	2.0	40.3	19.1		0.48
Separation costs	—	—	—	—	0.2	4.8	1.1		0.08
Other items (C)	—	—	—	—	—	0.1	—		—
Italian payback measure (D)	(9.0)	(0.1)	0.2	—	(0.3)	(9.0)	(0.9)		(0.18)
ERP implementation	—	—	(1.0)	—	1.0	19.6	3.3		0.36
MDR	—	—	—	(0.2)	0.2	4.3	0.1		0.09
Intangible amortization expense	—	3.2	(2.9)	—	6.1	121.7	15.7		2.37
Tax adjustments	—	—	—	—	—	—	8.8		(0.20)
Adjustments total	(9.0)	7.5	(2.2)	(0.2)	16.8	332.5	78.8		5.67
Adjusted basis	$1,983.7	63.7%	33.9%	7.1%	22.7%	$357.1	$44.8	12.6%	$6.98

Year Ended December 31, 2024
	Revenue	Gross margin	SG&A (1)	R&D (1)	Operating margin (2)	Income before income taxes	Income tax expense	Effective income tax rate	Diluted earnings per share from continuing operations
GAAP Basis - Continuing Operations	$1,699.5	61.0%	47.5%	6.4%	6.1%	$26.3	$(30.9)	(117.5)%	$1.21
Adjustments
Restructuring and optimization charges (A)	—	0.8	—	—	1.9	24.1	4.1		0.42
Impairment charges	—	—	—	—	—	7.9	0.5		0.15
Acquisition, integration and divestiture related items (B)	—	—	(1.1)	—	1.1	18.1	0.5		0.37
Other items (C)	—	—	(0.2)	—	0.1	0.9	0.2		0.02
Italian payback measure (D)	6.2	0.2	—	—	0.3	6.2	—		0.13
ERP implementation	—	—	(0.7)	—	0.7	12.7	1.8		0.23
MDR	—	—	—	(0.3)	0.3	4.6	—		0.10
Pension termination costs	—	0.2	(8.0)	—	8.2	139.6	58.4		1.73
Intangible amortization expense	—	3.5	(2.8)	—	6.3	108.8	11.9		2.06
Tax adjustments	—	—	—	—	—	—	0.2		—
Adjustments total	6.2	4.7	(12.8)	(0.3)	18.9	322.9	77.6		5.21
Adjusted basis	$1,705.7	65.7%	34.7%	6.1%	25.0%	$349.2	$46.7	13.4%	$6.42

Notes: (1) Selling, general and administrative expenses and research and development expenses are shown as a percentage of as reported and adjusted revenues.
(2) Operating margin defined as Income from continuing operations before interest and taxes as a percentage of as reported and adjusted revenues.

Totals may not sum due to rounding.

Tickmarks to Reconciliation Tables
(A)Restructuring and optimization charges – For the three months ended December 31, 2025, pre-tax restructuring charges were $20.2 million, restructuring related charges were $3.5 million, and product optimization charges were $0.6 million. For the three months ended December 31, 2024, pre-tax restructuring charges were $3.3 million and restructuring related charges were $4.3 million. For the year ended December 31, 2025, pre-tax restructuring charges were $24.5 million, restructuring related charges were $15.0 million, and product optimization charges were $3.2 million. For the year ended December 31, 2024, pre-tax restructuring charges were $9.6 million and restructuring related charges were $14.5 million.

(B)Acquisition, integration and divestiture related items – For the three months ended December 31, 2025, these charges primarily related to the acquisition the Vascular Intervention business of BIOTRONIK SE & Co. KG. For the three months ended December 31, 2025, the charges include inventory step-up costs of $26.9 million and integration and acquisition costs of $10.2 million. For the year ended December 31, 2025, these charges primarily related to the acquisition the Vascular Intervention business of BIOTRONIK SE & Co. KG and changes in the estimated fair value of our contingent consideration liabilities. For the year ended December 31, 2025, the charges include inventory step-up costs of $69.0 million, acquisition and integration costs of $36.7 million, and contingent consideration costs of $16.4 million, which were partially offset by a benefit of $82.2 million related to non-

designated foreign currency forward contracts entered into to economically hedge against the foreign currency exposure associated with the cash consideration required to complete the acquisition. For the three months and year ended December 31, 2024, these charges related to changes in the estimated fair value of our contingent consideration liabilities and the acquisition of Palette Life Sciences AB.

(C)Other - For the year ended December 31, 2025, other items included expenses associated with prior year tax matters.

(D)Italian payback measure – Adjustment reflects a $9.0 million favorable adjustment pertaining to amounts reserved for prior years recognized in the year ended December 31, 2025 compared to an unfavorable adjustment pertaining to amounts reserved for prior years of $6.2 million in the year ended December 31, 2024 and its impact on the adjusted basis for each Non-GAAP financial measure presented within the table.

ABOUT TELEFLEX INCORPORATED
As a global provider of medical technologies, Teleflex is driven by our purpose to improve the health and quality of people’s lives. Through our vision to become the most trusted partner in healthcare, we offer a diverse portfolio with solutions in the therapy areas of anesthesia, emergency medicine, interventional cardiology and radiology, surgical, vascular access, and urology. We believe that the potential of great people, purpose driven innovation, and world-class products can shape the future direction of healthcare.

Teleflex is the home of Arrow™, Barrigel™, Deknatel™, LMA™, Pilling™, QuikClot™ Rüsch™, UroLift™ and Weck™ – trusted brands united by a common sense of purpose.

At Teleflex, we are empowering the future of healthcare. For more information, please visit teleflex.com.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION
This press release contains forward-looking statements, including, but not limited to, forecasted 2026 GAAP, adjusted and pro forma adjusted constant currency revenue and revenue growth and GAAP and adjusted diluted earnings per share; our estimates regarding the projected impact of foreign currency exchange rate fluctuations on our 2026 financial results; statements about the pending Strategic Divestitures, the expected timetable for completing the Strategic Divestitures and the future financial and operating performance of the company following completion of the Strategic Divestitures; statements regarding our intended use of the net proceeds from the Strategic Divestitures; statements about the restructuring program associated with the Strategic Divestitures; and statements regarding our ability to drive durable performance and long-term value for shareholders. Actual results could differ materially from those in the forward-looking statements due to, among other things, unanticipated difficulties and expenditures in connection with integration programs; the possibility that the Strategic Divestitures do not close; unanticipated costs and length of time required to comply with legal requirements and regulatory approvals applicable to the Strategic Divestitures; customer and shareholder reaction to the Strategic Divestitures; disruption from the Strategic Divestitures that may make it more difficult to maintain business and operational relationships; significant transaction costs; delays or cancellations in shipments; demand for and market acceptance of new and existing products; our inability to provide products to our customers, which may be due to, among other things, events that impact key distributors, suppliers and third-party vendors that sterilize our products; our inability to effectively execute our restructuring plans and programs; our inability to realize anticipated savings from restructuring plans and programs; the impact of healthcare reform legislation and proposals to amend, replace or repeal the legislation; changes in Medicare, Medicaid and third party coverage and reimbursements; the impact of enacted tax legislation and related regulations; competitive market conditions and resulting effects on revenues and pricing; increases in raw material costs that cannot be recovered in product pricing; global economic factors, including currency exchange rates, interest rates, trade disputes, tariffs, sovereign debt issues and international conflicts and hostilities, such as the ongoing conflicts in the Ukraine and the Middle East; public health epidemics; difficulties in entering new markets; general economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K. We expressly disclaim any obligation to update forward-looking statements, except as otherwise specifically stated by us or as required by law or regulation.

TELEFLEX INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
	(Dollars and shares in thousands, except per share)
Net revenues	$568,984	$442,010	$1,992,713	$1,699,546
Cost of goods sold	261,537	173,222	871,959	662,159
Gross profit	307,447	268,788	1,120,754	1,037,387
Selling, general and administrative expenses	222,368	178,141	720,169	674,520
Research and development expenses	48,737	29,200	144,781	109,021
Pension settlement charge	—	—	—	132,732
Restructuring charges, separation costs and impairment charges	22,468	9,045	137,431	17,463
Income from continuing operations before interest and taxes	13,874	52,402	118,373	103,651
Interest expense	28,150	18,658	100,223	83,513
Interest income	(1,854)	(1,755)	(6,403)	(6,152)
Income from continuing operations before taxes	(12,422)	35,499	24,553	26,290
(Benefit) taxes on income from continuing operations	(8,870)	(394)	(33,977)	(30,901)
Income from continuing operations	(3,552)	35,893	58,530	57,191
Operating (loss) income from discontinued operations	(865,655)	(162,253)	(1,097,174)	48,555
(Benefit) taxes on operating loss from discontinued operations	(154,878)	10,296	(133,004)	36,071
(Loss) income from discontinued operations	(710,777)	(172,549)	(964,170)	12,484
Net (loss) income	$(714,329)	$(136,656)	$(905,640)	$69,675
Earnings per share:
Basic:
(Loss) income from continuing operations	$(0.08)	$0.77	$1.31	$1.22
Income (loss) from discontinued operations	(16.07)	(3.72)	(21.61)	0.27
Net (loss) income	$(16.15)	$(2.95)	$(20.30)	$1.49
Diluted:
(Loss) income from continuing operations	$(0.08)	$0.77	$1.31	$1.21
Loss from discontinued operations	(16.07)	(3.70)	(21.56)	0.27
Net (loss) income	$(16.15)	$(2.93)	$(20.25)	$1.48
Weighted average common shares outstanding
Basic	44,238	46,373	44,622	46,837
Diluted	44,238	46,619	44,724	47,094

TELEFLEX INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2025	December 31, 2024
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$378,564	$247,852
Accounts receivable, net	345,583	226,733
Inventories	404,395	306,766
Prepaid expenses and other current assets	150,678	101,788
Prepaid taxes	19,566	3,457
Current assets of discontinued operations	639,552	584,528
Total current assets	1,938,338	1,471,124
Property, plant and equipment, net	498,281	308,461
Operating lease assets	91,817	95,714
Goodwill	2,305,050	1,992,178
Intangibles assets, net	1,524,150	1,348,420
Deferred tax assets	12,593	9,285
Other assets	112,984	100,745
Non-current assets of discontinued operations	464,026	1,771,987
Total assets	$6,947,239	$7,097,914
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$100,000	$100,000
Accounts payable	130,201	97,858
Accrued expenses	117,350	107,979
Payroll and benefit-related liabilities	124,769	101,691
Accrued interest	5,404	5,338
Income taxes payable	18,787	41,163
Other current liabilities	137,195	59,049
Current liabilities of discontinued operations	128,320	136,282
Total current liabilities	762,026	649,360
Long-term borrowings	2,541,449	1,555,871
Deferred tax liabilities	183,749	295,455
Noncurrent liability for uncertain tax positions	3,536	1,831
Noncurrent operating lease liabilities	84,210	87,958
Other liabilities	194,532	118,436
Non-current liabilities of discontinued operations	52,969	110,863
Total liabilities	3,822,471	2,819,774
Commitments and contingencies
Shareholders’ equity
Common shares, $1 par value Issued: 2025 — 48,197 shares; 2024 — 48,046 shares	48,197	48,096
Additional paid-in capital	815,813	781,184
Retained earnings	3,149,760	4,115,870
Accumulated other comprehensive loss	(239,468)	(316,669)
	3,774,302	4,628,481
Less: Treasury stock, at cost	649,534	350,341
Total shareholders' equity	3,124,768	4,278,140
Total liabilities and shareholders' equity	$6,947,239	$7,097,914

TELEFLEX INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended
	December 31, 2025	December 31, 2024
	(Dollars in thousands)
Cash flows from operating activities of continuing operations:
Net (loss) income	$(905,640)	$69,675
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (income) from discontinued operations	964,170	(12,484)
Depreciation expense	56,082	52,754
Intangible asset amortization expense	121,656	108,780
Deferred financing costs and debt discount amortization expense	4,675	3,415
Gain on non-designated foreign currency forward contracts	(82,636)	—
Pension settlement charge	—	132,732
Changes in contingent consideration	16,446	10,027
Asset impairments	108,117	7,834
Stock-based compensation	25,695	25,960
Deferred income taxes, net	(100,967)	(113,207)
Interest benefit on swaps designated as net investment hedges	(22,220)	(17,410)
Other	(7,608)	13,525
Changes in assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(85,533)	(3,603)
Inventories	84,041	6,746
Prepaid expenses and other assets	(35,585)	41,906
Accounts payable, accrued expenses and other liabilities	(8,284)	2,346
Income taxes	(35,727)	(27,114)
Net cash provided by operating activities from continuing operations	96,682	301,882
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(95,236)	(90,437)
Payments for businesses and intangibles acquired, net of cash acquired	(831,857)	(120)
Proceeds on non-designated balance sheet hedges	82,203	—
Proceeds from sales of business and assets	6,712	—
Insurance settlement proceeds	9,447	—
Net interest proceeds on swaps designated as net investment hedges	21,078	27,196
Proceeds from sales of investments	—	7,300
Purchase of investments	(5,000)	(7,300)
Net cash used in investing activities from continuing operations	(812,653)	(63,361)
Cash flows from financing activities of continuing operations:
Proceeds from new borrowings	1,140,000	130,000
Reduction in borrowings	(153,000)	(291,500)
Debt extinguishment, issuance and amendment fees	(4,961)	—
Repurchase of common stock	(300,000)	(200,000)
Net proceeds from share based compensation plans and the related tax impacts	7,167	3,352
Payments for contingent consideration	(15,505)	(236)
Dividends paid	(60,268)	(63,541)
Excise tax paid on repurchase of common stock	(1,894)	—
Net cash provided by (used in) financing activities from continuing operations	611,539	(421,925)
Cash flows from discontinued operations:
Net cash provided by operating activities	243,995	333,856
Net cash used in investing activities	(36,538)	(35,997)
Net cash provided by (used in) discontinued operations	207,457	297,859
Effect of exchange rate changes on cash, cash equivalents and restricted cash equivalents	23,174	(9,654)
Net increase (decrease) in cash, cash equivalents and restricted cash equivalents	126,199	104,801
Cash, cash equivalents and restricted cash equivalents at the beginning of the year	327,649	222,848
Less: Cash, cash equivalents and restricted cash of discontinued operations	(51,168)	(42,335)
Cash, cash equivalents and restricted cash equivalents at the end of the year	$402,680	$285,314

Contacts:
Teleflex Incorporated:
Lawrence Keusch
Vice President, Investor Relations and Strategy Development

investors.teleflex.com
610-948-2836